Exhibit 99.2

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Report. These forward-looking statements are sometimes identified by their use of terms and phrases such as “believe,” “should,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this Report. Our results of operations and financial condition may differ materially from those in the forward-looking statements. Such statements are based on management’s current views and assumptions, and involve risks and uncertainties that could affect expected results. The factors set forth below, cumulatively or individually, may have a impact on the Company’s expected results or financial condition.

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We recently acquired the Post Foods business from Kraft Foods Inc. During fiscal 2009, management will be focused on transitioning Post Foods into Ralcorp operations, including decoupling the cereal assets of Post Foods from those of other Kraft operations, developing stand-alone Post Foods information systems, developing independent sales, logistics and purchasing functions for the Post Foods business, and other significant integration undertakings. If the transition and integration are not successfully implemented as planned, the expected earnings impacts will not be realized or will be delayed.

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General economic conditions or disruptions in the banking and lending sectors, particularly in the United States could have an effect on our business including the inability to borrow money to fund acquisition and capital expenditure, higher interest rates we pay on our indebtedness and consumer demand for our various branded and private label products.

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If we are unable to maintain a meaningful price gap between our products and those of our competitors, successfully introduce new products or successfully manage costs across all parts of the Company, our businesses could incur operating losses.

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Significant increases in the cost of certain commodities (e.g., wheat, peanuts, soybean oil, eggs, various tree nuts, corn syrup and other sweeteners, cocoa, fruits), packaging or energy (e.g., natural gas) used to manufacture our products, to the extent not reflected in the price of our products, could adversely impact our results.

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Several of our business units have issued voluntary recalls of products made with peanut products supplied by a third party. If the impact of the recall on our financial condition or results of operations is greater than our estimates, then the recall will have a significantly negative impact on our results of operations or financial condition.

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We are currently generating profit from certain co-manufacturing contract arrangements with other manufacturers within our competitive categories. The termination or expiration of these contracts and our inability to replace this level of business could negatively affect our operating results.

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Our businesses compete in mature segments with competitors having large percentages of segment sales. If such competitors are able to obtain larger percentages of their respective segment sales, we could lose our market position.

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We have realized increases in sales and earnings through the acquisitions of businesses, but the ability to undertake future acquisitions depends on many factors, such as identifying available acquisition candidates and negotiating satisfactory terms to purchase such candidates, which we do not control unilaterally.

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In light of our ownership in Vail Resorts, Inc. (approximately 17%), our non-cash earnings can be adversely affected by unfavorable results from Vail Resorts or the inability to recognize earnings under the equity method of accounting in the future.

•	Presently, a portion of the interest on our indebtedness is set on a short-term basis. Consequently, increases in interest rates will increase our interest expense.

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If actual or forecasted cash flows of any reporting unit deteriorate such that its fair value falls below its carrying value, goodwill will likely be impaired and an impairment loss would be recorded immediately as a charge against earnings.

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Periodically, we experience increases in the cost to transport finished goods to customers. Our costs have risen due to the increased cost of fuel and a limited supply of freight carriers. In the event this situation worsens, transportation costs will increase significantly and we will experience service problems and reduced customer sales.

•	Fluctuations in the Canadian Dollar exchange rate could result in losses in value of our net foreign currency investment in our Canadian operations.

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Some of our employees are represented by labor unions. Labor strikes, work stoppages or other such interruptions or difficulties in the employment of labor could negatively impact our manufacturing capabilities.

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Consolidation among members of the grocery trade may lead to increased wholesale price pressure from larger grocery trade customers and could result in significant profit pressure, or in some cases, the loss of key accounts if the surviving entities are not customers of the Company.

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Other uncertainties, all of which are difficult to predict and many of which are beyond our control, may impact our financial position, including those risks detailed from time to time in our publicly filed documents. These and other factors are discussed in our Securities and Exchange Commission filings.

The factors set forth above are illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and capital resources of Ralcorp Holdings, Inc. This discussion should be read in conjunction with the financial statements under Item 8, especially the segment information in Note 18, and the “Cautionary Statement on Forward-Looking Statements” filed herewith. The terms “we,” “our,” “Company,” and “Ralcorp” as used herein refer to Ralcorp Holdings, Inc. and its consolidated subsidiaries. The terms “base business” and “base businesses” as used herein refer to businesses that were owned by Ralcorp (and therefore included in our operating results) for the duration of each of the periods being compared (i.e., excluding businesses acquired since the beginning of the prior fiscal year). We have included financial measures for our base businesses (such as sales growth excluding acquisitions) because they provide useful and comparable trend information regarding the results of those businesses without the effects of incremental results from recent acquisitions.

RECENTLY ISSUED ACCOUNTING STANDARDS

See Note 1 for a discussion regarding the recently issued accounting standards, including Statement of FASB Interpretation No. 48, Statement of Financial Accounting Standards (FAS) 157, FAS 158, FAS 159, FAS 141(R), FAS 161, FAS 162, and FASB Staff Position 142-3.

RESULTS OF OPERATIONS

Consolidated

Fiscal 2008, like 2007 and 2006, was a challenging year as we continued to face intense raw materials cost pressures in most of our reporting segments. Nonetheless, total segment profit contribution was higher than last year as we continued to benefit from our acquisition strategy while experiencing base business sales growth in most categories. The following table summarizes key data (in millions of dollars, except for percentage data as indicated) for the past three years that we believe is important for you to consider as you read the consolidated results analysis discussions below. In addition, please refer to Note 18 for data regarding net sales and profit contribution by segment.

	2008	2007	2006
Net earnings	167.8	31.9	68.3
Net sales	2,824.4	2,233.4	1,850.2
Cost of products sold as a percentage of net sales	82.1%	81.5%	80.9%
SG&A as a percentage of net sales	11.6%	11.3%	12.2%
Interest expense	54.6	42.3	28.1
Gain (loss) on forward sale contracts	111.8	(87.7)	(9.8)
Gain on sale of securities	7.1	—	2.6
Post Foods transition and integration costs	7.9	—	—
Post Foods inventory valuation adjustment	23.4	—	—
Restructuring charges	1.7	.9	.1
Effective income tax rate	36.0%	24.6%	32.8%
Equity in earnings of Vail Resorts, Inc.	21.7	13.6	10.8

Net Earnings Earnings have been positively impacted by business acquisitions, organic growth, improved earnings from our investment in Vail Resorts, Inc., and gains on the sale of some of our Vail shares, but negatively impacted by higher raw material and freight costs, restructuring and merger transition costs, and interest expense. In addition, non-cash gains and losses due to changes in the fair value of our Vail forward sale contracts caused large swings in net earnings over the past three years. More detailed discussion and analysis of these and other factors follows.

Net Sales Net sales grew $383.2 million (21%) from 2006 to 2007 and $591.0 million (26%) from 2007 to 2008. Most of the increases in net sales is attributable to the timing of business acquisitions. The following table shows the approximate amount of sales derived from recent acquisitions (in millions of dollars).

Business Acquired	Reporting Segment	Acquisition Date	2008	2007	2006
Post Foods	Cereals	August 4, 2008	$181	$—	$—
Bloomfield Bakers	Cereals	March 17, 2007	270	130	—
Cottage Bakery	Frozen Bakery Products	November 11, 2006	133	108	—
Parco Foods	Frozen Bakery Products	February 7, 2006	*	40	24
Western Waffles	Frozen Bakery Products	November 15, 2005	92	82	67

*	Due to the integration of the Parco Foods business into Ralcorp Frozen Bakery Products, separately identifiable sales data is not available for 2008.

Excluding sales from the fiscal 2006 and 2007 acquisitions, our net sales grew by 6% from 2006 to 2007, and excluding sales from the fiscal 2007 and 2008 acquisitions, our net sales grew by 12% from 2007 to 2008. This base business growth is attributable to both improved selling prices and overall volume gains. We further describe these and other factors affecting net sales in the segment discussions below.

Operating Expenses Cost of products sold as a percentage of net sales has been increasing as input costs rapidly increased, partially offset by the effects of related (but delayed) selling price increases. Key input costs include raw materials (ingredients and packaging) and freight (outbound rates and fuel surcharges). The following table shows the estimated year-over-year gross impacts (in millions) of the higher per unit costs (or rates) of these cost components by reportable segment.

	2008 vs 2007		2007 vs 2006
	Raw Materials	Outbound Freight	Raw Materials	Outbound Freight
Cereals	$21.9	$1.8	$14.0	$(1.2)
Frozen Bakery Products	40.0	4.7	14.8	(.4)
Snacks	48.9	1.7	2.7	(1.1)
Sauces and Spreads	43.1	1.7	15.9	(1.8)

	$153.9	$9.9	$47.4	$(4.5)

Cost of products sold was also affected by an inventory adjustment related to the acquisition of Post Foods. Finished goods inventory acquired in the acquisition was valued essentially as if Ralcorp were a distributor purchasing the inventory. This resulted in a one-time allocation of purchase price to acquired inventory which was $23.4 million higher than the historical manufacturing cost of the inventory. Post Foods’ inventory value and cost of products sold were based on post-acquisition production costs for all product manufactured after the acquisition date. In 2008, all of the $23.4 million (non-cash) inventory valuation adjustment was recognized in cost of products sold, reducing net earnings by approximately $15.0 million after the related tax effect.

Selling, general, and administrative (SG&A) increased as a percentage of net sales primarily related to the acquisition of Post Foods. Due to the nature of Post Foods’ branded business, higher advertising and promotion costs were incurred. Excluding Post Foods, SG&A as a percentage of net sales was down to 11.0% in 2008. This base business decrease was primarily the result of selling price increases and sales volume growth, partially offset by higher amortization of intangibles and increased expense from mark-to-market adjustments on deferred compensation liabilities.

Again, refer to the segment discussions below for other factors affecting cost of products sold and SG&A expenses. In addition, refer to our policy regarding cost of products sold in Note 1 because our gross profit percentages may not be comparable to those of other companies who report cost of products sold on a different basis.

Interest Expense, Net Net interest expense has increased primarily as a result of changing debt levels and interest rates, as well as increases in discount amortization related to our Vail forward sale contracts. Discount amortization was $8.7, $8.3, and $3.7 million in fiscal 2008, 2007, and 2006, respectively. Long-term debt rose from $422.0 million at the beginning of fiscal 2006 to $1,668.8 million at the end of fiscal 2008 due to borrowings used to fund the Cottage Bakery and Bloomfield Bakers acquisitions and debt assumed in the Post Foods acquisition. The weighted average interest rate on all of the Company’s outstanding debt was 5.3% in 2008, 5.1% in 2007, and 4.8% in 2006. For more information about our long-term debt, see Note 13. For more information about the Vail forward sale contracts, see “Gain on Forward Sale Contracts” and “LIQUIDITY AND CAPITAL RESOURCES” below, as well as Note 6. Refer to Note 10 for information about our agreement to sell our trade accounts receivable on an ongoing basis, including amounts of related discounts reported in SG&A.

Gain/Loss on Forward Sale Contracts Net earnings were affected by non-cash gains and losses on forward sale contracts, executed November 22, 2005, April 19, 2006, and November 6, 2006, related to a total of 4,950,100 of our shares of Vail Resorts, Inc. The contracts include a collar on the Vail stock price and the prepayment of proceeds at a discount (whereby Ralcorp received a total of $140.0 million). Because Ralcorp accounts for its investment in Vail Resorts using the equity method, these contracts, which are intended to hedge the future sale of those shares, are not eligible for hedge accounting. Therefore, gains or losses on the contracts are immediately recognized in earnings. For more information on these contracts, see “LIQUIDITY AND CAPITAL RESOURCES” below, as well as Note 6.

Gain on Sale of Securities In March 2006, we sold 100,000 of our shares of Vail Resorts, Inc. common stock for a total of $3.8 million. The shares had a carrying value of $1.2 million, so the transaction resulted in a $2.6 million gain. In August and September 2008, we sold an additional 368,700 shares for a total of $13.7 million. The shares had a carrying value of $6.6 million, so the transaction resulted in a $7.1 million pre-tax gain.

Post Foods Transition and Integration Costs Ralcorp is incurring significant costs related to transitioning Post Foods into Ralcorp operations, including decoupling the cereal assets of Post Foods from those of other operations of Kraft Foods Inc. (the former owner), developing stand-alone Post Foods information systems, developing independent sales, logistics and purchasing functions for Post Foods, and other significant integration undertakings. While a portion of those costs are capitalized, the expense portion totaled $7.9 million in 2008.

Restructuring Charges In fiscal 2008, we closed our plant in Billerica, MA, and transferred the production to other facilities within the Snacks segment. In addition to employee termination benefits for approximately 90 employees, charges for this project included a write-off of abandoned property. Annual cost savings from this project (net of certain increased costs and lost sales) are estimated to be approximately $4 million beginning in the fourth quarter of fiscal 2008.

In fiscal 2007, we closed our plant in Blue Island, IL, terminating 86 employees, and moved production to other facilities within the Frozen Bakery Products segment. In addition to employee termination benefits, charges for this project included costs to clean up the facility and a charge to write-off remaining inventories. Annual cost savings from this project (net of certain increased costs and lost sales) are estimated to be approximately $1 million.

For more information regarding these restructuring charges, see Note 3.

Income Taxes Our effective tax rate returned to a normal level in fiscal 2008. The effect of increases in our blended state tax rates was offset by the effect of the increase in the “Domestic Production Activities Deduction”, a federal deduction of 6% (3% in 2007 and 2006) of the taxable income from our production activities in the U.S. (i.e., excluding equity method earnings and other gains or losses related to our investment in Vail Resorts, Inc., and excluding our Canadian operations). The 2007 and 2006 effective tax rates were reduced by the effect of approximately $1.9 million and $1.2 million, respectively, related to favorable resolutions of uncertain tax positions and adjustments to the related reserve. The rate in each of the past three years was also reduced by certain Canadian tax benefits. Note that all the tax adjustments discussed above had a greater effect on the rate in 2007 because pre-tax income was significantly reduced by the loss on forward sale contracts. See Note 4 for more information about income taxes.

Equity in Earnings of Vail Resorts, Inc. As noted previously, earnings from our investment in Vail Resorts (NYSE ticker: MTN) improved over the past three years. See Note 5 for more information about this equity investment.

Cereals

Net sales in the Cereals segment grew $381.6 million (69%) for fiscal 2008 and $153.8 million (38%) for fiscal 2007, primarily due to acquisitions. Excluding the incremental sales from the Post Foods and Bloomfield Bakers acquisitions (as shown under Consolidated – Net Sales above), net sales in the segment grew 14% in 2008 and 6% in 2007. This growth is attributable to higher prices, raised in an effort to offset higher input costs, as well as higher volumes. Co-manufacturing generated approximately $15.4 million and $10.3 million of the increase in net sales in 2008 and 2007, respectively. Volume changes, excluding sales of Bloomfield Bakers and Post Foods, are summarized in the following table (note that co-manufacturing was approximately 9% of the segment’s total 2008 base business sales volume):

	Sales Volume Change from Prior Year
	2008	2007
Ready-to-eat (RTE) cereal	9%	-1%
Hot cereal	3%	3%
Co-manufacturing	67%	24%
Other minor categories	-4%	-1%
Total	11%	1%

For fiscal 2008 compared to 2007, the segment’s profit contribution increased significantly as a result of acquisitions. Results from Post Foods added about $43.3 million (net of $2.2 million of amortization related to certain brands and customer relationships and $7.6 million of depreciation). In addition, the extra 24 weeks of results from Bloomfield Bakers added an estimated $9.2 million of profit. Excluding those acquisition timing impacts, profit contribution improved as the effects of selling price adjustments and volume growth slightly exceeded the negative effects of higher raw material, production, and freight costs, and promotional expenses. Refer to the raw material and freight summary under Consolidated – Operating Expenses above. The most notable raw material cost increases were in wheat and corn products, oats, rice, and soybean oil.

For fiscal 2007 compared to 2006, results from the acquired Bloomfield business added about $10.2 million to the Cereals segment’s profit contribution (net of intangible asset amortization of $4.1 million). In the base business of the segment, profit contribution improved as the combined negative effects of higher raw material costs and production cost increases were slightly less than the favorable effects of increased selling prices and lower freight rates. The most notable cost increases were in oats, corn products, rice, sugar, and soybean oil.

Frozen Bakery Products

Net sales of the Frozen Bakery Products segment have grown from $442.8 million in 2006 to $619.6 million in 2007 (a 40% increase) and $711.8 million in 2008 (a 15% increase over 2007), largely as a result of acquisitions (as shown under Consolidated – Net Sales above). However, base business sales grew about 12% for 2008 due to the effects of price increases and higher volumes. By sales channel, that sales growth came from a 14% increase in foodservice, a 9% increase in in-store bakery (ISB), and a 17% increase in retail. Comparing 2007 to 2006, base business sales grew about 9% as the result of an 11% increase in foodservice, a 6% increase in ISB, and an 8% increase in retail. Excluding sales of Cottage Bakery (and excluding Parco and Western Waffles in the 2007 to 2006 comparison), sales volumes by channel changed as follows:

	Sales Volume Change from Prior Year
	2008	2007
Foodservice	2%	10%
In-store bakery (ISB)	2%	5%
Retail	10%	6%
Total	3%	7%

The segment’s profit contribution was $50.6 million, $70.4 million, and $63.7 million in fiscal 2006, 2007, and 2008, respectively. Fiscal 2008 profit contribution was reduced by higher costs of raw materials and freight (as shown under Consolidated – Operating Expenses above), an unfavorable change in product mix, and slightly higher warehousing costs. However, improved pricing and the incremental Cottage Bakery profit due to acquisition timing offset most of those negative effects. The raw materials cost impact primarily related to wheat flour, fats and oils. In addition, the segment’s Canadian operations were hurt by the decline in the value of the U.S. dollar relative to the Canadian dollar in fiscal 2008. The change in the average exchange rate increased the U.S. dollar equivalent of the net Canadian dollar expenses by approximately $5.6 million, net of the effects of foreign currency hedging activities. Finally, the extra six weeks of results from Cottage Bakery added an estimated $2.5 million of profit for 2008. In 2007, the increase in profit contribution was due to results from Cottage Bakery (approximately $15.6 million) and the extra 20 weeks of results from Parco and the extra 7 weeks of results from Western Waffles (approximately $7 million combined). Profit contribution from the segment’s base businesses was reduced in 2007 by significantly higher raw material costs, slightly higher manufacturing costs, and higher warehousing costs, slightly offset by the base business sales growth. The most significantly affected ingredients were wheat flour, eggs and dairy products, and soybean oil.

Snacks

Net sales for the Snacks segment increased 8% in fiscal 2008 and 3% in fiscal 2007. For 2008, the growth was primarily the result of improved pricing and a product mix shift to higher-priced items. Overall volumes were down slightly as the effects of reduced purchases by some customers as a result of the increased prices were partially offset by increased distribution with certain existing customers and increased product promotions by some others. In 2007, the growth was primarily the result of higher selling prices in certain categories and a favorable product mix. Cracker volumes were down from 2006 as a result of increased promotional activity by branded competitors, partially offset by incremental sales due to new product lines, while other categories grew. Volume changes were as follows (note that co-manufacturing was approximately 3% of the segment’s total 2008 sales volume):

	Sales Volume Change from Prior Year
	2008	2007
Crackers	-5%	-8%
Cookies	1%	3%
Nuts	1%	5%
Chips	5%	3%
Co-manufacturing	-34%	-9%
Candy and other minor categories	-1%	5%
Total	-2%	-1%

For fiscal 2008, the segment’s profit contribution was lower by $3.8 million because of the effects of higher raw material costs and freight rates (shown under Consolidated – Operating Expenses above), nearly offset by the net effects of selling price changes. For fiscal 2007, the segment’s profit contribution was up $.5 million, as the effects of improved pricing were offset by unfavorable raw material and freight costs and higher production costs.

Sauces and Spreads

Our Sauces and Spreads segment’s net sales rose 15% in 2008. The segment realized improved pricing in both 2007 and 2008, and sales volumes changed as follows:

	Sales Volume Change from Prior Year
	2008	2007
Table syrups	8%	4%
Preserves & jellies	6%	5%
Spoonable & pourable dressings	-1%	-3%
Peanut butter	9%	24%
Other minor categories	0%	-2%
Total	4%	4%

For fiscal 2007, the increase in peanut butter sales volume was primarily due to a February recall of a competitor’s products and amounted to approximately $15 million of additional net sales.

The segment’s profit contribution also improved in 2008, as the effects of selling price and volume increases exceeded the effects of raw material cost and freight rate increases (shown under Consolidated – Operating Expenses above). The raw material cost impacts came from peanuts, oils, corn sweeteners, containers, eggs, and fruits. For fiscal 2007 compared to 2006, the effects of selling price increases were slightly greater than the effects of raw material cost increases. Those net benefits were partially offset by higher production overhead costs and the effect of a $1.6 million property tax refund in 2006.

LIQUIDITY AND CAPITAL RESOURCES

Historically, we have funded operating needs by generating positive cash flows through operations. We expect to continue generating operating cash flows through our mix of businesses and expect that short-term and long-term liquidity requirements will be met through a combination of operating cash flows and strategic use of borrowings under committed and uncommitted credit arrangements. We believe we have sufficient liquidity despite the current disruption of the capital and credit markets. As the national and world-wide financial crisis has worsened in recent months, we have continued to monitor closely events and the financial institutions associated with our credit facilities, including monitoring credit ratings and outlooks, capital raising and merger activity.

Capital resources remained strong at September 30, 2008, with total shareholders’ equity of $2,411.5 million and a long-term debt to total capital (which is the total of long-term debt and total shareholders’ equity) ratio of 41 percent, compared to corresponding figures for September 30, 2007, of $483.4 million and 61 percent. Working capital, excluding cash and cash equivalents, increased to $241.8 million at September 30, 2008, from $165.3 million at September 30, 2007, primarily as a result of the addition of Post Foods.

Operating Activities

Cash provided by operating activities was $132.0 million, $218.3 million, and $52.8 million in 2008, 2007, and 2006, respectively, affected most significantly by fluctuations in proceeds from our accounts receivable sale program. During fiscal 2008, 2007, and 2006, proceeds increased $4.2 million, increased $45.8 million, and decreased $49.0 million, respectively. This explains $94.8 million of the increase in cash from operating activities from 2006 to 2007 and $41.6 million of the decrease from 2007 to 2008. See “Off-Balance Sheet Financing” below for more information about the sale of receivables. In 2006, operating cash flows were reduced by contributions to our qualified pension plan of $25 million. No such contributions were made in 2007 or 2008. See Note 15 for more information about pension plans, including the funded status. Remaining changes are due to increased sales and fluctuations in other components of working capital, particularly the build up of receivables and payables related to Post Foods. No trade receivables or payables were acquired from Kraft Foods Inc. in the acquisition.

Investing Activities

Net cash paid for business acquisitions totaled $20.3 million in fiscal 2008 (Post Foods), $331.9 million in fiscal 2007 (Cottage Bakery, Bloomfield Bakers, and Pastries Plus), and $110.1 million in fiscal 2006 (Western Waffles and Parco). See Note 2 for more information about these acquisitions.

Capital expenditures were $62.5 million, $51.7 million, and $58.1 million in fiscal years 2008, 2007, and 2006, respectively. Expenditures in these three years included information systems projects and special projects at the recently acquired businesses. Capital expenditures for fiscal 2009 are expected to be $140-$150 million, including approximately $50 million of Post Foods asset decoupling and information systems expenditures. As discussed below, we have adequate capacity under current borrowing arrangements to meet these cash needs.

Financing Activities

On December 21, 2005, we issued Fixed Rate Senior Notes, Series E and Series F, totaling $175 million, with $100 million due in 2015 and $75 million due in 2012. On February 22, 2006, we repaid the remaining $100.0 million outstanding under Floating Rate Senior Notes, Series A, with proceeds from the issuance of Floating Rate Senior Notes, Series G and Series H, maturing in February 2011. On January 18, 2007, we issued Fixed Rate Senior Notes, Series I, totaling $100.0 million in two tranches: $75.0 million and $25.0 million. One third of each tranche must be repaid on January 18, 2015, 2017, and 2019. On May 11, 2007, we issued Fixed Rate Senior Notes, Series J, totaling $100.0 million due in 2022. On August 4, 2008, we assumed ownership of Fixed Rate Notes maturing 2018 totaling $577.5 million, Floating Rate Notes maturing 2018 totaling $20.0 million, Fixed Rate Notes maturing 2020 totaling $67.0 million, Term Loan A-1 totaling $100.0 million, and Term Loan A-2 totaling $200.0 million. On July 18, 2008, we entered into a new three-year $400 million revolving credit agreement with 15 banks, replacing the similar agreement established on December 27, 2005. Total remaining availability under our $400 million revolving credit agreement and our $15 million of uncommitted credit arrangements was $268.0 million as of September 30, 2008. Of the $400 million revolving credit agreement, Ralcorp could only borrow up to $275 million as of September 30, 2008. The incremental $125 million became available upon repayment of the $100 million Term Loan A-1 in October 2008.

All of our notes provide that, if we elect to pay additional interest, our ratio of “Total Debt” to “Adjusted EBITDA” (each term as defined in the debt agreements) may exceed the 3.5 to 1.0 limit, but be no greater than 4.0 to 1.0, for a period not to exceed 12 consecutive months. As of September 30, 2008, the ratio of Total Debt to Adjusted EBITDA was 3.1 to 1.0, and we were also in compliance with all other debt covenants.

Supplementing our available borrowing capacity, under the agreement described under “Off-Balance Sheet Financing” below, we could choose to sell up to $75 million of ownership interests in accounts receivable, but we had sold only $50.0 million of such interests as of September 30, 2008. To date, we have not experienced a disruption in the market for our secured receivables-based financing. In the event of such disruption, we presently have sufficient borrowing capacity under our committed revolving credit agreement. Further cash needs could be met through the sale of the Company’s investment in Vail Resorts, Inc. Based on the closing market price of Vail stock on November 21, 2008, and excluding the shares already under forward sale contracts (discussed in the following paragraph), we could realize approximately $24.9 million in cash through the sale of this investment, net of income taxes, over a period of approximately two months.

In fiscal 2006, we entered into forward sale contracts relating to 3.75 million shares of our Vail common stock and received $110.5 million under the discounted advance payment feature of the contracts. In November 2006, we entered into another contract relating to 1.2 million shares and received $29.5 million. These contracts operate as a hedge of the cash flows expected from the sale of Vail shares in the future. At the maturity dates in the contracts, we can deliver a variable number of shares of Vail stock to the counterparty or settle the contracts with cash. The number of shares (or amount of cash) to be delivered will depend upon the market price of Vail shares at the settlement dates. On November 21, 2008, the first maturity date under the contracts, we delivered 890,000 shares. A summary of open contract terms follows:

Maturity Date	Maximum Shares	Minimum Shares	Floor Price	Cap Price
November 2009	985,050	783,028	$38.34	$48.23
November 2010	890,000	632,551	34.59	48.67
November 2011	985,050	681,695	38.34	55.40
November 2013	1,200,000	570,825	35.29	74.19

Because Ralcorp accounts for its investment in Vail Resorts using the equity method, we are currently precluded from using hedge accounting under FAS 133 for these contracts. Accordingly, we must report changes to the fair value of these contracts within our statement of earnings. These gains or losses have no impact on our cash flows. The fair value of the contracts is dependent on several variables including the market price of Vail stock (which was $34.95 at September 30, 2008, $62.29 at September 30, 2007, and $40.02 at September 30, 2006), estimated future Vail stock price volatility, interest rates, and the time remaining to the contract maturity dates.

A stock repurchase program was initiated in August 2005, and we purchased a total of $134.9 million of Ralcorp stock (3,422,000 shares) in fiscal 2006 and $78.8 million (1,382,500 shares) in fiscal 2007. An additional 100,000 shares were purchased at prevailing market prices for a total cost of $5.6 million during fiscal year 2008. On May 25, 2006, the Board of Directors authorized the repurchase of up to 2,000,000 additional shares, of which 517,500 remain available for repurchase as of September 30, 2008.

Off-Balance Sheet Financing

As an additional source of liquidity, on September 24, 2001, Ralcorp entered into an agreement to sell, on an ongoing basis, all of its trade accounts receivable to a wholly owned, bankruptcy-remote subsidiary called Ralcorp Receivables Corporation (RRC). RRC entered into a related arrangement to sell up to $66.0 million of undivided percentage ownership interests in qualifying receivables to a bank commercial paper conduit (the Conduit). As of September 30, 2008, the accounts receivable of the Frozen Bakery Products segment and the recently acquired Medallion, Bloomfield Bakers and Post Foods businesses had not been incorporated into the sale agreement and were not being sold to RRC. In October 2008, most of the component businesses of the Frozen Bakery Products segment were added to the agreement and the maximum amount that RRC can sell to the Conduit was increased to $75.0 million. Covenants in the new agreement include requirements that “EBIT” be at least three times “Consolidated Interest Expense”, and that “Total Debt” not exceed 3.75 times “Adjusted EBITDA” (each term as defined in the agreement). RRC’s only business activities relate to acquiring and selling interests in Ralcorp’s receivables. Upon the agreement’s termination, the Conduit would be entitled to all cash collections on RRC’s accounts receivable until its purchased interest has been repaid. The agreement is renegotiated annually and will terminate in October 2009, unless again extended.

The trade receivables sale arrangement with RRC represents “off-balance sheet financing” since the sale results in assets being removed from our balance sheet rather than resulting in a liability to the Conduit. The organizational documents of RRC and the terms of the agreements governing the receivables sale transactions make RRC a qualifying special purpose entity. As such, it is not to be consolidated in Ralcorp’s financial statements under generally accepted accounting principles. Furthermore, the “true sale” nature of the arrangement requires

Ralcorp to account for RRC’s transactions with the Conduit as a sale of accounts receivable instead of reflecting the Conduit’s net investment as debt with a pledge of accounts receivable as collateral. If RRC were not a qualifying special purpose entity and if the arrangement were not considered a “true sale,” the outstanding balance of receivables would remain on Ralcorp’s balance sheet, proceeds received from the Conduit ($50.0 million as of September 30, 2008) would be shown as short-term debt, and there would be no investment in RRC. See further discussion in Note 10.

Contractual Obligations

In the normal course of business, we enter into contracts and commitments which obligate us to make payments in the future. The table below sets forth our significant future obligations by time period as of September 30, 2008.

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt obligations (a)	$2,428.8	$260.7	$383.1	$421.0	$1,364.0
Operating lease obligations (b)	79.9	12.6	22.7	18.0	26.6
Purchase obligations (c)	362.1	318.7	42.5	.9	—
Deferred compensation obligations (d)	32.6	5.5	6.0	9.0	12.1
Benefit obligations (e)	256.5	10.8	22.4	27.6	195.7

Total	$3,159.9	$608.3	$476.7	$476.5	$1,598.4

(a)	Long-term debt obligations include principal payments, interest payments, and interest rate swap settlements based on interest rates at September 30, 2008. See Note 13 for details.

(b)	Operating lease obligations consist of minimum rental payments under noncancelable operating leases, as shown in Note 14.

(c)	Purchase obligations are legally binding agreements to purchase goods or services that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

(d)	Deferred compensation obligations have been allocated to time periods based on existing payment plans for terminated employees and the estimated timing of distributions to current employees based on age.

(e)	Benefit obligations consist of future payments related to pension and other postretirement benefits as estimated by an actuarial valuation.

INFLATION

We recognize that inflationary pressures have had an adverse effect on the Company through higher raw material and fuel costs, as discussed above. It is our view that inflation has not had a material adverse impact on operations in the three years ended September 30, 2008.

CURRENCY

Certain sales and costs of our Western Waffles business and (upon acquisition in August 2008) the Canadian operations of our Post Foods business, were denominated in Canadian dollars. Consequently, profits from these businesses can be impacted by fluctuations in the value of Canadian dollars relative to U.S. dollars. When practical, we use various types of currency hedges to reduce the economic impact of currency fluctuations.

OUTLOOK

Our strategy is to continue to grow the Company by capitalizing on the opportunities in the food business including private label, branded and foodservice arenas. In the past few years, we have taken substantial steps to reshape the Company and achieve sufficient scale in the categories in which we operate. We expect to continue to improve our business mix through volume and profit growth of existing businesses, as well as through acquisitions or strategic alliances. We will continue to explore those acquisition opportunities that strategically fit with our intention to be the premier provider of high value food products. The following paragraphs discuss significant trends that we believe will impact our results.

The Company purchases significant quantities of certain ingredients (e.g., wheat flour, soybean oil, corn syrup and sweeteners, peanuts and various tree nuts, other grain products, cocoa, fruits), packaging materials (e.g., resin, glass, paper products), energy (e.g., natural gas), and transportation services. In recent years, the costs of some of these items, notably wheat and corn products (as well as other grain products), peanuts, and petroleum-related products, have increased significantly compared to values realized in fiscal 2006. Notwithstanding recent declines in the spot prices of certain commodities and petroleum, for fiscal 2009, Ralcorp currently expects net year-over-year increases in unit costs for ingredients and packaging. In addition, freight costs, which include surcharges based upon the price of diesel fuel, have increased over the past several years and are expected to remain at elevated levels in fiscal 2009, thereby putting continued pressure on profit margins. The effects of rising costs on our past results of operations have been mitigated to some extent through hedging and forward purchase contracts, as well as selling price increases and volume improvements in some of our businesses. We expect that similar mitigation efforts and continued cost reduction efforts will reduce the impact of the anticipated increases; however, these efforts are not likely to fully offset these cost increases in a timely manner.

The Company’s primary objective for fiscal 2009 is the successful transition and integration of the Post Foods operations into Ralcorp. Post Foods is currently operating under a twelve-month transition services agreement (TSA) with Kraft Foods Inc. (the former owner) which covers many key business activities for Post Foods. Ralcorp is incurring significant costs and management effort related to transitioning Post Foods off the TSA and into Ralcorp operations, including decoupling the cereal assets of Post Foods from those of other operations of Kraft, developing stand-alone Post Foods information systems, developing independent sales, logistics and purchasing functions for Post Foods, and other significant integration undertakings. While a portion of the costs associated with this effort are capitalized, the expense portion totaled $7.9 million in the six months ended September 30, 2008. The Company expects these transition and integration costs to continue through fiscal 2009.

The Post Foods business is also seasonal, and we expect its sales and operating profits to be significantly greater in our third and fourth fiscal quarters.

As a result of Ralcorp’s expected lower ownership of Vail Resorts, the Company anticipates its fiscal 2009 reported equity in earnings of Vail Resorts will decline from amounts reported in fiscal 2008.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The following discussion is presented pursuant to the United States Securities and Exchange Commission’s Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies.” The policies below are both important to the representation of the Company's financial condition and results and require management's most difficult, subjective or complex judgments.

Under generally accepted accounting principles in the United States, we make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues, and expenses as well as the disclosure of contingent liabilities. We base estimates on past experience and on various other assumptions that are believed to be reasonable under the circumstances. Those estimates form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue is recognized when title of goods is transferred to the customer, as specified by the shipping terms. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or are damaged. We record estimated reductions to revenue for customer incentive offerings based upon each customer’s redemption history. Should a greater proportion of customers redeem incentives than estimated, additional reductions to revenue may be required.

Inventories are generally valued at the lower of average cost (determined on a first-in, first-out basis) or market value and have been reduced by an allowance for obsolete product and packaging materials. The estimated allowance is based on a review of inventories on hand compared to estimated future usage and sales. If market conditions and actual demands are less favorable than projected, additional inventory write-downs may be required.

We review long-lived assets, including leasehold improvements and property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. We conduct a goodwill impairment review during the fourth quarter of each fiscal year. The goodwill impairment tests require us to estimate the fair value of our businesses and certain assets and liabilities, for which we utilize valuation techniques such as EBITDA multiples and discounted cash flows based on projections. In our recent tests, we assumed EBITDA multiples of approximately 6 and discount rates of approximately 10.5%.

Pension assets and liabilities are determined on an actuarial basis and are affected by the estimated market-related value of plan assets; estimates of the expected return on plan assets, discount rates, and future salary increases; and other assumptions inherent in these valuations. We annually review the assumptions underlying the actuarial calculations and make changes to these assumptions, based on current market conditions and historical trends, as necessary. Actual changes in the fair market value of plan assets and differences between the actual return on plan assets and the expected return on plan assets will affect the amount of pension expense or income ultimately recognized. The other postretirement benefits liability is also determined on an actuarial basis and is affected by assumptions including the discount rate and expected trends in healthcare costs. Changes in the discount rate and differences between actual and expected healthcare costs will affect the recorded amount of other postretirement benefits expense. For both pensions and postretirement benefit calculations, the assumed discount rate is determined by projecting the plans’ expected future benefit payments as defined for the projected benefit obligation or accumulated postretirement benefit obligation, discounting those expected payments using a theoretical zero-coupon spot yield curve derived from a universe of high-quality (rated Aa or better by Moody’s Investor Service) corporate bonds as of the measurement date, and solving for the single equivalent discount rate that results in the same present value. A 1% decrease in the assumed discount rate (from 7.3% to 6.3%) would have increased the recorded benefit obligations at September 30, 2008 by approximately $20 million for pensions and approximately $15 million for other postretirement benefits. See Note 15 for more information about pension and other postretirement benefit assumptions.

Liabilities for workers’ compensation claims and accrued healthcare costs (including a reserve for claims incurred but not yet reported) are estimated based on details of current claims, historical experience, and expected trends determined on an actuarial basis.

We account for stock-based compensation in accordance with FAS 123(R), Share-Based Payment. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period for awards expected to vest. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term, expected stock price volatility, risk-free interest rate, and expected dividends. In addition, judgment is required in estimating the amount of share-based awards that are expected to be forfeited before vesting. The original estimate of the grant date fair value is not subsequently revised unless the awards are modified, but the estimate of expected forfeitures is revised throughout the vesting period and the cumulative stock-based compensation cost recognized is adjusted accordingly. See Note 17 for more information about stock-based compensation and our related estimates.

We account for our investment in Vail Resorts, Inc using the equity method of accounting. The equity method is generally applied to investments that represent 20% to 50% ownership of the common stock of the affiliate. While our ownership percentage is slightly less than 20%, generally accepted accounting principles requires use of the equity method when an investor corporation can exercise significant influence over the operations and financial policies of the investee corporation. As two of the Company’s directors currently serve as directors of Vail, significant influence is established. Since the equity method is used, the forward sale contracts related to shares of Vail common stock do not qualify for hedge accounting and any gains or losses on the contracts are immediately recognized in earnings. The contracts are marked to fair value based on the Black-Scholes valuation model. Key assumptions used in the valuation include the Vail stock price, expected stock price volatility, and the risk-free interest rate. See Note 7 for more information about the Vail forward sale contracts.

We estimate income tax expense based on taxes in each jurisdiction, including (effective November 15, 2005) Canada. We estimate current tax exposures together with temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities. We believe that sufficient income will be generated in the future to realize the benefit of most of our deferred tax assets. Where there is not sufficient evidence that such income is likely to be generated, we establish a valuation allowance against the related deferred tax assets. We are subject to periodic audits by governmental tax authorities of our income tax returns. These audits generally include questions regarding our tax filing positions, including the amount and timing of deductions and the allocation of income among various tax jurisdictions. We evaluate our exposures associated with our tax filing positions, including state and local taxes, and record reserves for estimated exposures. As of the end of fiscal 2008, three years (2005, 2006 and 2007) were subject to audit by the Internal Revenue Service.